EXHIBIT 21.1

                      SUBSIDIARIES AS OF DECEMBER 31, 2000

                                        Jurisdiction of            Percent
      Name                               Incorporation            Ownership
      ----                               -------------            ---------
GolfWeb                                  California                  100%
Sports.com Limited                       United Kingdom             46.3%
Commissioner.com, Inc.                   New York                    100%
VegasInsider, Inc.                       Delaware                    100%
Las Vegas Sports Consultants, Inc.       Nevada                      100%*
MVP.com Sports, Inc.**                   Delaware                    100%

* Las Vegas Sports Consultants, Inc. is 100% owned by VegasInsider, Inc. ** MVP.com Sports, Inc. was incorporated in January 2001